Exhibit XXI

CALCULATION AGENCY AGREEMENT

Dated as of November 28, 2018

CALCULATION AGENCY AGREEMENT

BETWEEN

EUROPEAN INVESTMENT BANK

AND

CITIBANK, N.A., LONDON BRANCH

DATED AS OF NOVEMBER 28, 2018

THE EUROPEAN INVESTMENT BANK (the “Bank”) proposes to issue USD 1,000,000,000 SOFR-Linked Floating Rate Notes due 2021 (the “Original Securities”).  Terms used but not defined herein shall have the meanings assigned to them in the Prospectus Supplement dated November 28, 2018 (the “Original Prospectus Supplement”) used in connection with the offer and sale of the Original Securities and, in respect of securities (together with Original Securities, “Securities”) which are intended to be consolidated and form a single series with the Original Securities specified herein, in the relevant prospectus supplement (any of such prospectus supplement or Original Prospectus Supplement, “Prospectus Supplement”) used in connection with the offer and sale of such securities.

For the purpose of appointing an agent to calculate the interest rates and interest amounts on the Securities, the Bank and Citibank, N.A., London Branch agree as follows:

1.                Upon the terms and subject to the conditions contained herein, the Bank hereby appoints Citibank, N.A., London Branch as its agent (in such capacity, the “Calculation Agent”) for the purpose of calculating the interest rates and interest amounts on the Securities in the manner and at the times provided in the relevant Prospectus Supplement and the provisions of this Agreement.

2.                The Calculation Agent shall exercise due care to determine the interest rates and interest amounts on the Securities and shall communicate the same, for each Interest Period, together with the relevant Interest Period and the relevant Interest Payment Date, to the Bank, the Fiscal Agent, any paying agent, the relevant clearing systems and, if required by the rules of the Luxembourg Stock Exchange, to the Luxembourg Stock Exchange, in writing as soon as possible on each Interest Determination Date.

3.                 The Calculation Agent accepts its obligations set forth herein, upon the terms and subject to the conditions hereof, including the following, to all of which the Bank agrees:

(a)
The Bank agrees to indemnify the Calculation Agent for, and to hold it harmless against, any and all loss, liability, damage, claim or expense (including the costs and expenses of defending against any claim of liability) incurred by the Calculation Agent that arises out of or in connection with its accepting appointment as, or acting as, Calculation Agent hereunder, except such as may result from a material breach by the Calculation Agent of this Agreement (providing such material breach is within the Calculation Agent’s control) or the negligence, willful misconduct or fraud of the Calculation Agent or that of its directors, officers or employees.  The Calculation Agent shall incur no liability and shall be indemnified and held harmless by the Bank for, or in respect of, any action taken, omitted to be taken or suffered to be taken in good faith by the Calculation Agent in reliance upon (i) the opinion or advice of legal or other professional advisors satisfactory to it or (ii) written instructions from any person whom the Calculation Agent reasonably believes to be a duly authorized officer or person of the Bank.  The Calculation Agent shall not be liable for any error resulting from the use of or reliance on a source of publicly available information used in good faith and with due care to calculate any interest rate hereunder.  The provisions of this Section 3(a) shall survive the termination of this Agreement, the payment of all Securities and the resignation or removal of the Calculation Agent.

Notwithstanding the foregoing, under no circumstances will the Bank be liable to the Calculation Agent or any other person for any indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit), even if advised of such loss or damage.

(b)
In acting under this Agreement, the Calculation Agent is acting solely as agent of the Bank and does not assume any obligation (or relationship of agency or trust) for or with any of the owners or holders of the Securities.

(c)
The Calculation Agent shall be protected and shall incur no liability for or in respect of any action taken or omitted to be taken or anything suffered by it in reliance upon any instruction, notice, direction, certificate, affidavit, statement, or other paper or document believed by it, in good faith and without negligence, to be genuine and to have been adopted or signed by the proper parties.

(d)
The Calculation Agent and its officers, directors and employees may become the owners of, or acquire any interest in, any securities of the Bank with the same rights that it or they would have if it were not the Calculation Agent, and may engage or be interested in any financial or other transaction with the Bank as freely as if it were not the Calculation Agent.

(e)
Neither the Calculation Agent nor its officers, directors, employees, agents or attorneys shall be liable to the Bank for any act or omission hereunder, or for any error of judgment made in good faith by it or them, except in the case of its or their negligence, bad faith or willful misconduct.

(f)
The Calculation Agent may consult with such counsel as is satisfactory to it, and the written opinion of such counsel shall be full and complete authorization and protection in respect of any action taken or suffered by it hereunder in good faith, without negligence and in accordance with such opinion.

(g)
The Calculation Agent shall be obligated to perform such duties and only such duties as are set forth herein and in the relevant Prospectus Supplement, and no implied duties or obligations shall be read into this Agreement against the Calculation Agent.

(h)
Unless herein otherwise specifically provided, any order, certificate, notice, request or other instrument of the Bank made or given by it under any provision of this Agreement shall be sufficient if signed by the President or any Vice President of the Bank, or in accordance with any list of authorized signatories of the Bank which shall have been made available by it and as to which the Calculation Agent shall not have received notice of rescission thereof, or by any other official of the Bank who shall have been designated in writing to the Calculation Agent by such President or Vice President.

(i)
The Bank will not, without first obtaining the prior written consent of the Calculation Agent, make any change to the relevant Prospectus Supplement if such change would affect the Calculation Agent’s duties and obligations under this Agreement.

(j)
The Calculation Agent shall be entitled to such compensation as agreed upon separately from time to time with the Bank in writing for all services rendered by the Calculation Agent, and the Bank agrees promptly to pay such compensation and to reimburse the Calculation Agent for the out-of-pocket expenses (including fees of counsel) reasonably incurred by it in connection with its services hereunder.

(k)
Notwithstanding anything else contained herein, the Calculation Agent may refrain without liability from doing anything that would or might in its opinion (following advice from legal counsel) be contrary to any law of any state or jurisdiction (including, but not limited to, the United States of America, any jurisdiction forming a part of it and England & Wales) or any directive or regulation of any agency of any such state or jurisdiction and may without liability do anything which is, in its opinion, necessary to comply with any such law, directive or regulation. The Calculation Agent shall as soon as practicable and insofar as permissible inform the Bank if, pursuant to this Section 3(k), it refrains from acting under this Agreement.

4.             (a)              The Calculation Agent may at any time resign by giving written notice to the Bank of such intention on its part, specifying the date on which its desired resignation shall become effective; provided, however, that such date shall not be less than 60 calendar days after the receipt of such notice by the Bank, unless the Bank agrees to accept shorter notice.  The Calculation Agent may be removed at any time by the filing with it of an instrument in writing signed on behalf of the Bank and specifying such removal and the date when it is intended to become effective; provided, however, that such date shall not be less than 7 calendar days after the receipt of such notice by the Calculation Agent.  Such resignation or removal shall take effect upon the date of the appointment by the Bank, as hereinafter provided, of a successor Calculation Agent.  If within 60 calendar days after notice of resignation or removal has been given, a successor Calculation Agent has not been appointed, the Calculation Agent may, on behalf of the Bank, appoint a successor Calculation Agent or petition a court of competent jurisdiction to appoint a successor Calculation Agent.  A successor Calculation Agent shall be appointed by the Bank by an instrument in writing signed on behalf of the Bank and the successor Calculation Agent.  Upon the appointment of a successor Calculation Agent and acceptance by it of such appointment, the Calculation Agent so superseded shall cease to be such Calculation Agent hereunder.

(b)
Any successor Calculation Agent appointed hereunder shall execute, acknowledge and deliver to its predecessor and to the Bank an instrument accepting such appointment hereunder, and thereupon such successor Calculation Agent, without any further act, deed or conveyance, shall become vested with all the authority, rights, powers, trusts, immunities, duties and obligations of such predecessor with like effect as if originally named as Calculation Agent hereunder, and such predecessor, upon payment of its charges and disbursements then unpaid, shall thereupon become obligated to transfer and deliver, and such successor Calculation Agent shall be entitled to receive, copies of any relevant records maintained by such predecessor Calculation Agent.

(c)
Any corporation into which the Calculation Agent may be merged, or any corporation resulting from any merger or consolidation to which the Calculation Agent shall be a party, or any corporation to which the Calculation Agent shall sell or otherwise transfer all or substantially all of its assets and business shall, to the extent permitted by applicable law, be the successor Calculation Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto.  Notice of any such merger, consolidation or sale shall forthwith be given to the Bank and the Fiscal Agent as soon as possible.

(d)
The appointment of the Calculation Agent shall forthwith terminate if at any time the Calculation Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of the Calculation Agent or all or any substantial part of its property or admits in writing its inability to pay or meet its debts as they mature, or if a resolution is passed or an order made for the winding-up or dissolution of the Calculation Agent, a receiver, administrator or other similar official of the Calculation Agent or all or any substantial part of its property is appointed, an order of any court is entered approving a petition filed by or against the Calculation Agent under the provisions of any applicable receivership, bankruptcy, insolvency or other similar laws, or a public officer takes charge or control of the Calculation Agent or its property or affairs for the purpose of rehabilitation, conservation, administration or liquidation or there occurs any analogous event under any applicable law.

5.            The Calculation Agent shall indemnify the Bank for, and hold it harmless against, any loss, liability, costs, claim, action, damages, demand or expense (including, but not limited to, all reasonable costs, charges and expenses paid or incurred in disputing or defending any of the foregoing) which the Bank may incur or which may be made against it as a result of a material breach of this Agreement by the Calculation Agent (providing such material breach is within the Calculation Agent’s control) or its willful misconduct, negligence or fraud or that of its directors, officers or employees.  Notwithstanding the foregoing, under no circumstances will the Calculation Agent be liable to the Bank or any other person for any indirect, incidental or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of business, goodwill, opportunity or profit), even if advised of such loss or damage.

6.            Any notice required to be given hereunder shall be delivered in person, sent by letter, fax or email or communicated by telephone (subject, in the case of communication by telephone, to confirmation dispatched within twenty-four hours by letter, fax or email):

To the Bank:

European Investment Bank
98-100, Boulevard Konrad Adenauer
L-2950 Luxembourg
Grand Duchy of Luxembourg

All communications save for any communications by the Calculation Agent in respect of interest determinations:

Tel:	(+352) 4379 1
Fax:	(+352) 4379 66299
Attention:	Capital Markets Department

All communications in respect of interest determinations by the Calculation Agent:

Fax:	(+352) 4379 65199
Email:	fiproboeenrich@eib.org
Attention:	Back Office Borrowings

To the Calculation Agent:

Citibank, N.A., London Branch
Citigroup Centre
Canada Square
Canary Wharf
London E14 5LB
United Kingdom

Fax:	(+353) 1 622 2031
Email:	rate.fixing@citi.com
Attention:	Agency & Trust - Rate Fixing

Any notice hereunder given by letter, fax, email or telephone shall be deemed to be received when in the ordinary course of transmission or post, as the case may be, it would be received.

7.               No provision of the Agreement shall be amended except by an instrument in writing duly executed and delivered by each of the parties hereto.

8.               This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

9.              (a)             The Bank hereby appoints the Fiscal Agent under the Fiscal Agency Agreement as its authorized agent (the “Authorized Agent”) upon which process may be served in any action arising out of or based upon this Agreement which may be instituted in any State or Federal court in the City and State of New York by the Calculation Agent and expressly accepts the jurisdiction of any such court in respect of such action; provided, however, that such appointment and acceptance of jurisdiction shall not extend to actions brought under the United States Federal securities laws.  Such appointment shall be irrevocable so long as any of the Securities remain outstanding unless and until the appointment of a successor Fiscal Agent as the Bank’s Authorized Agent and such successor Fiscal Agent’s acceptance of such appointment. Service of process upon the Fiscal Agent is to be addressed to it at Agency & Trust Services, Canada Square, Canary Wharf, London E14 5LB, United Kingdom.

(b)
Notwithstanding the foregoing, any action arising out of or based upon this Agreement may be instituted by the Calculation Agent in any competent court of the jurisdiction in which the Bank has its seat.

(c)
The Bank hereby waives (to the extent permitted by law) irrevocably any immunity from jurisdiction or execution to which it or its property might otherwise be entitled in any action arising out of or based upon this Agreement, which may be duly instituted by the Calculation Agent in any State or Federal court in the City and State of New York; provided, however, that this waiver shall not extend to actions brought under the United States Federal securities laws.  This waiver is intended to be effective upon the execution of this Agreement without any further act by the Bank before any such court, and introduction of a true copy of this Agreement into evidence shall be conclusive and final evidence of such waiver.  Notwithstanding the foregoing, the property and assets of the Bank within the Member States of the European Union are not subject to attachment or to seizure by way of execution without the authorization of the Court of Justice of the European Union.

10.            This Agreement may be executed in one or more counterparts, and by each party separately on a separate counterpart, and each such counterpart when executed and delivered shall be deemed to be an original. Such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

EUROPEAN INVESTMENT BANK

By:	/s/ Sandeep Dhawan
Name: Sandeep Dhawan
Title: Head of Division

By:	/s/ Richard van Blerk
Name: Richard van Blerk
Title: Deputy Head of Division

CITIBANK, N.A., LONDON BRANCH

By:	/s/ David Rowlandson
Name: David Rowlandson
Title: Vice President

[Signature Page to Calculation Agency Agreement]